UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   July 8, 2016

EPIC STORES CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-55511	45-5355653
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	20805 North 19th Avenue, #2, Phoenix, AZ	85027
	(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (855) 636-3742

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On July 15, 2016, Epic Stores Corp. (“Epic”) ceased operations at its remaining retail locations due to a lack of funds necessary to continue operations. Epic vacated stores located in Arizona at 1927 E. Gilbert Rd., Mesa 85203; 18631 N. 19th Ave. #133, Phoenix 85027; and 1717 E. Southern Ave., Tempe 85282. Epic vacated stores located in Nevada at 1435 W. Craig Rd., N. Las Vegas 89032; and 3145 E. Tropicana Ave., Las Vegas 89032. Epic vacated its store at 12455 E. Mississippi #101, Aurora, Colorado 80012. Epic vacated its store located in Texas at 310 FM 1960 West, Suite 310, Houston 77090.

All seven locations are leased from third party lessors and have remaining terms upon the respective leases. All but one of the lessors has notified Epic that it is in default or served an eviction notice. As described in Item 8.01 below, Epic is in the process of liquidating and will address each lessor’s claim in that process.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On July 8, 2016 Old Main Capital issued a notice of default, imposed the default interest rate and accelerated and demanded payment of the entire outstanding balance of those certain 10% Senior Secured Convertible Promissory Notes dated April 1, 2016.

On July 18, 2016, Chicago Venture Partners, L.P. issued a notice of default, imposed the default interest rate and accelerated and demanded payment of the entire outstanding balance of that certain Unsecured Promissory Note dated June 15, 2016, in original principal amount of $161,250.00 made by Epic in favor of Chicago Venture Partners, L.P.

Epic’s statement in Item 8.01 below that it is not able to pay its ongoing business obligations as they become due is an event of default under that certain Unsecured Convertible Promissory Note dated June 6, 2016, in original principal amount of $77,000.00 made by Epic in favor of JSJ Investments, Inc. This event of default permits JSJ Investments, Inc. to impose a default interest rate and accelerate the balance due under this note.

Item 2.05. Costs Associated With Exit or Disposal Activities.

Epic will incur legal and other professional fees in connection with the liquidation of its assets described in Item 8.01 below. Epic is unable in good faith to provide an estimate of the amount or possible range of amounts of these fees at this time.

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Item 2.06. Material Impairments.

As a result of vacating properties as described in Item 1.02 above, Epic will be required to record an impairment expense of approximately $850,035 in tenant improvements, net of amortization capitalized for certain of the vacated locations. Epic also expects to forfeit its security deposits of $46,850 associated with the leases for the vacated locations.

Prior to vacating the leased properties described in Item 1.02 above, Epic had recorded a deferred rent liability of approximately $1,375,000 related to future rents due as a result of scaled rents negotiated in certain of the leases. Due to the termination of the leases a gain of deferred rents will be recorded. This gain will be offset by future rents due under the leases and amounts that may be due pursuant to any current and future legal action brought by any of the lessors.

Epic may further be required to impair its remaining fixed assets and inventory. Epic has not taken this action pending the offset of a portion of debts owing to the landlords by furniture and fixtures in the various locations. Epic is unable in good faith to estimate the value of such furniture and fixtures at this time. Epic expects the value of such offsets will be significantly less than book value, $500,541 in Fixed Assets, net of depreciation of $614,591, and Inventory of approximately $50,000.

Item 8.01 Other Items.

Epic is indebted to several secured and unsecured creditors including without limitation, lessors for leases on retail store locations that Epic has vacated, lenders pursuant to promissory notes and convertible notes, and equipment lessors under capital leases of certain vehicles and equipment and other vendors who have provided services and supplies. Certain of these creditors have delivered notices of default to Epic or commenced legal action against Epic.

Epic has determined that its cash flow from ordinary operations will not be sufficient to pay its ongoing business obligations as they come due. Epic has undertaken efforts to obtain additional capital and/or financing to meet its ongoing business obligations, but has been unable to secure any such funding. By resolution of the Board of Directors of Epic Stores Corp. dated July 19, 2016, the Board has resolved to liquidate Epic and its subsidiary, Epic Stores, LLC. Epic will wind down its operations and the operations of its subsidiary, and ultimately dissolve Epic and its subsidiary. Epic will communicate with creditors concerning the liquidation and take such further actions as may be appropriate to liquidate Epic and its subsidiary for the benefit of Epic’s creditors.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Epic Stores Corp.
(Registrant)

Date:	July 21, 2016
/s/ Brian Davidson
Brian Davidson
President, Chief Executive Officer, Secretary, Treasurer and Director

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